Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228029 on Form S-1 and Registration Statements No. 333-219793, No. 333-228401, and No. 333-227111 on Form S-8 of Tidewater Inc. of our reports dated February 28, 2019, relating to the consolidated financial statements and financial statement schedule of Tidewater Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to fresh-start reporting), and the effectiveness of Tidewater Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tidewater Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Houston, Texas

February 28, 2019